 FOR IMMEDIATE RELEASE

Investor Contact:

Christopher Chai
Vice President, Treasury and Investor Relations
CV Therapeutics, Inc.
(650) 384-8560

Media Contact:

John Bluth
Senior Director, Corporate Communications
CV Therapeutics, Inc.
(650) 384-8850

CV THERAPEUTICS ANNOUNCES MERLIN TIMI-36 STUDY TO CONTINUE AS PLANNED BASED ON FINAL SCHEDULED DSMB MEETING

PALO ALTO, Calif., July 7, 2006 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the Data Safety Monitoring Board (DSMB) overseeing the MERLIN TIMI-36 study of Ranexa(R) (ranolazine extended-release tablets) had its last scheduled meeting and recommended that the study continue to completion as planned. While the DSMB may convene at any time, no further meetings are planned.

In May 2006, CV Therapeutics announced that patient enrollment in the MERLIN TIMI-36 study was complete, with over 6,500 patients enrolled. The company expects top line data from the completed study could be available in the first quarter of 2007.

According to a special protocol assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA), if treatment with Ranexa in this study is not associated with an adverse trend in death or arrhythmia compared to placebo, the study's safety database could support potential approval of Ranexa as first-line chronic angina therapy, even if the primary endpoint is not met. In addition, if the primary endpoint is met, Ranexa could potentially also be approved for treatment of acute coronary syndromes (ACS) and secondary prevention.

Study Details

MERLIN TIMI-36 (Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes) is a multi-national, double-blind, randomized, placebo-controlled, parallel-group clinical trial designed to evaluate the efficacy and safety of Ranexa during acute and long-term treatment in approximately 6,500 patients with non-ST elevation ACS treated with standard therapy. The primary efficacy endpoint in MERLIN TIMI-36 is time to first occurrence of any element of the composite of cardiovascular death, myocardial infarction or recurrent ischemia in patients with non-ST elevation ACS receiving standard therapy. The study is also evaluating the safety of long-term treatment with Ranexa compared to placebo.

Within 48 hours of the onset of angina due to ACS, eligible hospitalized patients were enrolled in the study and randomized to receive intravenous Ranexa or placebo, followed by long-term outpatient treatment with Ranexa extended-release tablets or placebo. All patients also receive standard therapy during both hospital-based and outpatient treatment. The doses of Ranexa extended-release tablets used in MERLIN TIMI-36 have been studied in previous Phase 3 clinical trials.

The completion of MERLIN TIMI-36 is based on achieving specific numbers of events. The trial is expected to continue until a pre-specified number of cases of cardiovascular death, myocardial infarction or severe recurrent ischemia have been observed, and a pre-determined number of deaths from any cause have occurred. Slower than anticipated event rates could delay our schedule for trial completion and results.

Complete prescribing information for Ranexa, including detailed safety and dosage information, is available at www.cvt.com.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include Ranexa(R) (ranolazine extended-release tablets) and ACEON(R) (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON(R), an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, conduct of clinical studies, study results, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; special protocol assessment agreements; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

About CV Therapeutics(TM)

CV Therapeutics, headquartered in Palo Alto, Calif., is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development, and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

Except for the historical information included herein, the CVT website, cvt.com (including press releases and statements as to development, clinical studies, regulatory review and approval, and commercialization of products) may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; market acceptance of products; and other risks detailed from time to time in CVT's SEC reports, including its Annual Report on Form 10-K for the quarter ended December 31, 2005, as it may be updated in our subsequent 10-Q and 8-K reports. CVT disclaims any intent or obligation to update these forward-looking statements.

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